Exhibit 99.1

Announces Fiscal Year 2023 earnings:

March 26, 2024: Flutter Entertainment (LSE:FLTR; NYSE:FLUT), the world’s leading online sports betting and iGaming operator, today announced results for fiscal year ended December 31, 2023. Guidance for fiscal year ending 31 December 2024 introduced, with Group revenue growth of 17.5% at the midpoint.

Key financial highlights:
In $ millions except percentages and AMPs	Fiscal year ended December, 31
	2023		2022		YOY
Average monthly players (‘000s)[1]	12,325		10,245		+20.3%
Revenue	11,790		9,463		+24.6%
Net loss	(1,211)		(370)		(227.3%)
Further Adjusted EBITDA[2]	1,874		1,289		+45.4%
Further Adjusted EBITDA Margin[2]	15.9%		13.6%		+230bps
Net loss per share	$(6.89)		$(2.44)		(182.4%)
Adjusted Earnings per share ($)[2]	$3.51		$2.79		+25.8%
Net cash provided by operating activities	937		1,163		(19.4%)
Adjusted Free Cash Flow[2]	938		576		+62.8%
Leverage ratio[2,3]	3.1	x	4.4	x	(1.3	x)

•	Excellent delivery against Group strategy drove AMPs +20.3% and revenue +24.6% year on year

•	US business rapidly scaling with revenue +40.7% and first year of positive Adjusted EBITDA:

•	Product innovation helped add 3.7m new customers at attractive projected payback periods[4]

•	Continued #1 sportsbook position with sports net gaming revenue (NGR) share 53.4%; (Gross gaming revenue (GGR) share 43.2%) in Q4 2023[5]

•	FanDuel #1 iGaming brand as of January 2024; US GGR share 25.7% in Q4 2023[5]

•	Outside of the US, diversified portfolio delivered AMPs +15.0% and revenue +16.4% year on year:

•	Strong UKI performance added 2 percentage points of GGR market share[6] to 30%

•	“Local hero” strategy drove growth in International “Consolidate and Invest”7 markets, while division also benefited from full year consolidation of Sisal acquisition

•	This strong growth more than offset a softer Australian racing market in 2023, and the unwind of the prior year benefit from increased player engagement following Covid related restrictions

2023 financial overview

•

Net loss of $1,211m reflected strong performance described above, but after non-cash charges of $1,681m due to (i) $725m PokerStars trademark impairment reflecting greater emphasis on revised “local hero” strategy; (ii) $791m acquired intangibles amortization; and (iii) $165m fair value change on Fox Option liability, (IFRS net loss $981m)

•	Group Further Adjusted EBITDA[2] (excl. share based payments) of $1,874m, +45.4% year on year:

•	US Adjusted EBITDA of $65m, Further Adjusted EBITDA of $167m despite significant Q4 2023 customer friendly sports results

•	Group Ex-US Adjusted EBITDA[2] of $1,613m, which on an IFRS basis was £1,444m in line with previous IFRS guidance[8], Group Ex-US Further Adjusted EBITDA of $1,707m +10.0% year on year

•	Group Further Adjusted EBITDA Margin[2] accretion +230bps to 15.9%, despite ongoing US investment

•	Net cash provided by operating activities -19.4% to $937m primarily from Sisal’s record lottery jackpot which accrued in 2022 and resulted in a payment when won in February 2023

•	Strong cash conversion and balance sheet position with Adjusted Free Cash Flow[2] +62.8% year on year and leverage ratio[2,3] at December 31, 2023 of 3.1x compared with 4.4x at December 31, 2022

2024 trading to date

•	Strong trading year to date with Group revenue growth of 23.4% from January 1, 2024 to March 17, 2024 versus prior comparable period

•

US revenue growth of 55.6%, with sportsbook +63.7% driven by staking growth and a 230bps improvement in sportsbook net revenue margin driven by structural margin improvements and higher promotional spend in the prior year on new state launches; iGaming +50.3% carrying product driven momentum into 2024

•	Group Ex-US revenue growth of 6.3% benefited from diversified geographic portfolio with UKI +17.3%, International +3.0% impacted by unfavorable sports results and Australia -8.8%

2024 Outlook

•	Guidance for the full year 2024 introduced with implied Group revenue growth of 17.5% and Further Adjusted EBITDA growth of 30.2% at midpoint:

•	US revenue $5.8bn to $6.2bn, +36.3% year on year at midpoint

•	US Further Adjusted EBITDA $635m to $785m, +206.1% year on year at midpoint

•	Group ex US revenue $7.65bn to $8.05bn, +6.3% year on year at midpoint

•	Group ex US Further Adjusted EBITDA $1.63bn to $1.83bn, +5.4% year on year at midpoint

•	Medium-term leverage ratio target updated to 2-2.5x (from previous target of 1-2x)[2,3] to reflect Group earnings and cashflow potential

Peter Jackson CEO commented:

“Flutter delivered a strong 2023 performance as we continued to deliver on our strategy. This was underpinned by a localized approach to technology and product coupled with the unique scale advantages of the Flutter Edge. As anticipated, our number one position in the US has transformed the Group’s earnings profile during 2023 as FanDuel delivered a positive US full year Adjusted EBITDA for the first time. Outside of the US we made excellent progress integrating Sisal into our International business, a business which is a great example of our “local hero” strategy at work, and took market share in UKI. We also made further progress on our sustainability strategy with an increase in Play Well safer gambling tool usage, investment of over $100m in our global safer gambling initiatives including key marketing campaigns in the US with our FanDuel ambassadors to promote responsible play during the year.

I was proud to see Flutter shares trading for the first time on the NYSE on January 29, 2024 and we have been encouraged by the increased focus from new US investors as a result of our US listing. We are working towards a shareholder vote on May 1, 2024 to approve our primary listing move to NYSE.

The year has started well with very good momentum continuing into Q1. Record Super Bowl engagement contributed to US revenue growth of 55.6% for the period from January 1, 2024 to March 17, 2024. We also launched in North Carolina where we have been really pleased with performance to date. Outside of the US, revenue grew 6.3% as the market driven decline in Australia was more than offset by the growth of our UKI and other International businesses. We believe that our strategy and competitive advantages position us well to continue to grow the business through both organic and inorganic opportunities.”

FY 23 Operating Review:

US:

FanDuel had another excellent year as we consolidated our position as America’s number one online sportsbook, with NGR market share of 53.4% (GGR share 43.2%) for Q4 20235, while our iGaming strategy is delivering substantial market share gains, achieving 25.7% share in Q4 2023. As of the end of January 2024, FanDuel is the number one iGaming brand based on GGR5.

FanDuel acquired over 3.7m new sports betting and iGaming players in 2023, 19% more than the prior year. The average projected payback period on investment to acquire customers remains in line with recent years at less than 18 months4 giving us the confidence to continue investing in further customer acquisition. When combined with the strong contribution from our existing player base, this will drive the long-term profitability of the business.

FanDuel launched compelling new product features during the recent NFL season which increased player engagement. The Parlay Hub drove over 1.5m pre-packaged Same Game Parlays (‘SGP’) on Super Bowl 2024 alone. The Pulse improved our live betting experience, and contributed to a near three-fold year on year increase in the proportion of live SGP bets during Super Bowl 2024.

In iGaming, we launched 82% more gaming titles than the prior year, and also secured periods of exclusive access to some of the sector’s most famous games. We also expanded our iGaming team, agreed new partnerships and added new features to our product proposition. Our iGaming strategy is delivering strongly, and we believe we have now achieved product parity with our closest competitors. With a strong pipeline of further new products, including greater jackpot and multi-player functionality expected to be provided by the acquisition of Beyond Play we signed in February 2024, we are well-placed for further market share gains.

Group Ex-US:

Performance in UKI was strong during 2023, taking share across both retail and online channels, with our estimated 2023 online UK market share growing by 2 percentage points to 30%6. Our continuous focus on our product proposition saw us further enhance our higher-margin Bet Builder and Build-A-Bet parlay products. We added exclusive new betting markets, and launched well-received new products like ‘Acca Freeze’ on Sky Bet which drove increased penetration of these high-margin products and benefitted our net revenue margin. We also rolled out new iGaming features with improved cross-sell journeys for sportsbook customers to iGaming products and expanded content, particularly for Live casino. These changes drove iGaming AMP growth of 11.8% and record multi-product player rates with Paddy Power reaching 53% of sports customers playing iGaming in Q4.

In Australia, Sportsbet grew AMPs by 1.9% to 1.1 million, driven by high levels of retention. Average spend per player has however reduced back to pre-Covid levels. We have also seen a softness in the racing market across the second half of 2023, which we expect to persist through 2024. We expect the challenging market, along with increased regulatory and compliance costs, to reduce Australian profitability further in 2024. However, we believe Sportsbet’s scale, 45% market share9, and leadership in brand and product, position us well for the future.

The effectiveness of our International strategy to buy and build podium positions was evident from our strong 2023 performance with growth across both revenue and AMPs. We continued to focus on targeted investment and a “local hero” strategy in key “Consolidate and Invest” markets while optimizing the PokerStars business which has a greater presence in our “Optimize and Maintain” geographies. In Italy, Sisal is the #1 online brand across the combined sports, iGaming and lottery market9 and helped deliver 10.3% pro forma revenue growth10. We grew market share in Georgia and Armenia, continued to leverage key local partnerships in Brazil where we also improved our customer registration journey, delivered good growth in Spain with a refreshed product proposition, and drove strong online adoption in Turkey. We believe we are well-placed for continued expansion in India having successfully maintained our high levels of customer engagement following the change in tax regime in Q4. The acquisition of Maxbet was completed in January 2024 and the plans to integrate the business are progressing well.

FY 2023 financial highlights: Group

In $ millions	Revenue				Adjusted EBITDA				Further Adjusted EBITDA

	2023	2022	YOY	YOY CC	2023	2022	YOY	YOY CC	2023	2022	YOY	YOY CC
US	4,484	3,187	40.7%	40.6%	65	(347)			167	(263)
UKI	3,047	2,664	14.4%	13.7%	888	757	17.2%	16.0%	911	777	17.3%	16.0%
Australia	1,447	1,558	(7.1%)	(2.8%)	348	477	(27.0%)	(23.1%)	356	485	(26.7%)	(22.8%)
International	2,812	2,055	36.8%	34.2%	592	395	49.8%	41.5%	627	417	50.4%	42.7%
Unallocated corporate overhead[11]					(215)	(141)	52.7%	48.3%	(187)	(127)	47.2%	42.7%
Group Ex-US	7,306	6,277	16.4%	16.6%	1,613	1,489	8.4%	8.2%	1,707	1,552	10.0%	9.8%
Group	11,790	9,463	24.6%	24.7%	1,678	1,142	46.9%	46.6%	1,874	1,289	45.4%	45.1%

The Group delivered strong revenue growth for 2023 up 24.6% year on year to $11,790m. We continued to expand our recreational customer base across all segments, with AMPs up 20.3% year on year to 12.3m. FanDuel was a key driver of this growth, with revenue in our US business up 40.7% despite customer friendly sports results. The impact of sports results is calculated as the difference between our expected net revenue margin and actual net revenue margin and had an approximately 7.8 percentage point negative impact on US revenue growth.

Group Ex-US revenue growth of 16.4% was driven by a strong performance in UKI and in our “Consolidate and Invest”7 International markets. We also benefited from the full year consolidation of the Sisal business acquired during 2022, which generated $1,218m in revenue compared with $465m in 2022. This was partly offset by the impact of softer racing market conditions in Australia combined with a reduced level of Australian player engagement compared with the prior year, following easing of COVID-19 restrictions. On a pro forma basis, revenue growth for the Group-Ex US was 6.3%10.

The Group reported a net loss for 2023 of $1,211m after recording a number of non-cash expenses including (i) a loss of $725m relating to an impairment of trademarks associated with the PokerStars business reflecting “local hero” strategy and PokerStars’ presence in predominantly lower growth “Optimize and Maintain” markets; (ii) a loss of $165 million relating to a change in the fair value of the Fox Option liability (2022: $83m gain); and (iii) amortization of acquired intangibles charge of $791 million (2022: $655m). The increases in the net loss, the net loss margin and the net loss per share during 2023 compared with 2022, were all primarily due to the PokerStars impairment loss and the change in the fair value of the Fox Option liability.

The Group delivered Further Adjusted EBITDA2 growth of 45.4% to $1,874m. This growth reflects the strong performance described above and an expansion in Further Adjusted EBITDA Margin2 of 230 basis points. This margin growth was primarily driven by the inflection of our US division to positive Adjusted EBITDA, partially offset by (i) the impact of the annualization of 2022 point of consumption tax rate increases in Australia; and (ii) an increase in unallocated corporate overhead (excl. Share compensation expense) of 47.2% to $187m. This reflected greater investment in Group resource and Flutter Edge capabilities, due to the rapid growth of the business in recent years, as well as new compliance requirements as a U.S. listed company11.

Loss per share increased to $(6.89) per share due to the increase in net loss discussed above. Adjusted Earnings Per Share4 grew 25.8% to $3.51 year on year reflecting the Further Adjusted EBITDA2 growth as detailed above which was partially offset by (i) an increase in Interest expense, net, when compared with 2022 as a result of the full year impact from the increased borrowings to fund the Sisal acquisition, as well as a higher cost of debt during 2023, (ii) the change in the Fox Option liability from a gain of $83m in 2022 to a loss in 2023 of $165m; and (iii) an increase in Adjusted Income tax expense primarily due to geographic profit mix changes.

The Group net cashflow provided by operating activities in 2023 decreased 19.4% compared with 2022 reflecting a decrease in player liabilities following the record lottery jackpot win in Sisal in February 2023. Adjusted Free Cash Flow2 growth of 62.8% was primarily driven by the inflection of our US business.

Total debt increased from $6,750m to $7,056m while net debt2 increased from $5,674m at December 31, 2022 to $5,795m at December 31, 2023. Further Adjusted EBITDA2 growth reduced the Group’s leverage ratio2 to 3.1x from 4.4x at the end of December, 31 2022 bringing the Group closer to the now updated medium term target of 2.0-2.5x.

FY 2023 financial highlights: Segments

US revenue increased 40.7% year on year with strong growth in sportsbook and iGaming of 45.9% and 47.2% respectively. Sportsbook revenue benefitted from expansion into three additional sportsbook states, a full year’s contribution from 2022 new state openings and 24.8% growth in pre-2022 states. iGaming revenue growth was driven by strong player volumes with iGaming AMPs 41.8% higher than 2022. Adjusted EBITDA2 and Further Adjusted EBITDA2 grew $412m and $430m respectively due to the top line growth, combined with operating leverage efficiencies in sales and marketing and general and administrative expenses.

UKI strong revenue growth of 14.4% (13.7% on a constant currency basis) was driven by a continued expansion of our recreational customer base as we grew our AMPs by 5.4%, while delivering more efficient generosity to our customers. This resulted in sportsbook revenue growth of 10.5% and iGaming revenue up 18.1%. Adjusted EBITDA2 and Further Adjusted EBITDA2 growth of 17.2% and 17.3% respectively, reflected the revenue performance coupled with continued focus on driving marketing efficiencies which delivered an increase in both Adjusted EBITDA Margin2 and Further Adjusted EBITDA2 Margin of 70 basis points.

Australia revenue was 7.1% lower year on year or 2.8% lower on a constant currency basis2. This was due to a softer racing market environment during 2023 when compared to 2022, which also benefited from higher levels of customer engagement following Covid related restrictions. The reduction year on year in Adjusted EBITDA2 and Further Adjusted EBITDA2 of 27.0% and 26.7% respectively, reflected this, as well as the annualization of 2022 point of consumption tax rate increases which drove a decline in Adjusted EBITDA Margin2 and Further Adjusted EBITDA Margin2 of 650 and 660 basis points, respectively.

International grew AMPs by 31.0% and revenue by 36.8%, or 34.2% on a constant currency2 basis while Sisal generated $1,218m in revenue during 2023 compared with $465m in 2022 post acquisition. On a pro forma basis, International revenue grew 6.0% with “Consolidate and Invest” markets up 13.7% year on year10. This included Italy +10.0%, Georgia & Armenia +17.0%, Turkey +36.2% (despite a material foreign currency headwind), India +24.0%, Spain +15.5% and Brazil +6.5%. Adjusted EBITDA2 and Further Adjusted EBITDA2 were 49.8% and 50.4% higher year on year, respectively (41.5% and 42.7% on a constant currency basis, respectively), reflecting the top line growth above. In addition, optimization of sales and marketing expenses led to a year on year reduction of 570 basis points as a percentage of revenue. This contributed to an expansion in Adjusted and Further Adjusted EBITDA Margin of 180 and 200 basis points, respectively.

Q1 2024 to date trading update

January 1 to March 17, 2024 compared with January 1 to March 17, 2023[12]
		Period on period growth rates
	Sportsbook net revenue margin	Sportsbook net revenue margin		Sportsbook revenue	iGaming revenue	Other revenue	Total revenue
US	8.5%	+230bps		63.7%	50.3%	(6.5%)	55.6%
UKI	11.9%	+30bps		9.6%	27.7%	4.9%	17.3%
Australia	12.8%	+160bps		(8.8%)			(8.8%)
International	9.8%	(420bps	)	(13.0%)	7.5%	20.9%	3.0%

Group ex-US	11.8%	(20bps	)	(2.2%)	14.8%	11.3%	6.3%
Group	9.7%	+110bps		26.0%	22.2%	2.3%	23.4%

The Q1 trading update is based on how segments will be reported in 2024. PokerStars US will be reported in the International segment, having been included in the US segment for 2023, in line with how the business is now managed. In the above table, 2023 comparative numbers are on a 2024 comparable basis.

US: trading has been strong with total revenue growth of 55.6%:

•

Strong sportsbook revenue growth of 63.7% driven by sportsbook staking +19.6%, combined with a 230bps sportsbook net revenue margin improvement. The higher sportsbook net revenue margin is driven by ongoing structural margin improvements and significant prior year promotional spend on customer acquisition on launches in Ohio (January 1, 2023) and Massachusetts (March, 10 2023). This was partly offset by an unfavorable year on year sports results impact. The current year period includes seven days of North Carolina trading following launch on March 10, 2024.

•	iGaming revenue growth of 50.3%, benefitting from our larger player base and continued product improvements.

•	Excluding revenue from new state launches in both periods, total revenue increased by 34.1%.

UKI: revenue +17.3% with improved product proposition driving momentum into 2024, most notably in gaming +27.7%.

Australia: revenue reduced by 8.8% due to racing market softness continuing into 2024, partly offset by favorable sports results

International: revenue increased by 3.0%. The addition of MaxBet was more than offset by customer friendly sports results in Italy reducing sportsbook net revenue margin by 420bps. Sportsbook stakes were 24.4% higher year on year, somewhat benefitting from the recycling of players’ winnings

FY 2024 outlook

	FY 2023		2024 guidance[13]
			Low	High
US revenue	$4.4bn		$5.8bn	$6.2bn
US Further Adjusted EBITDA	$232m		$635m	$785m
Group Ex-US revenue	$7.39bn		$7.65bn	$8.05bn
Group Ex-US Further Adjusted EBITDA	$1.64bn		$1.63bn	$1.83bn
Australia Further Adjusted EBITDA	$356m		Approximately $250m
Depreciation and amortization excl. acquired intangibles	$464m		Approximately $510m
Interest expense, net	$385m		Approximately $370m
Capital expenditure[14]	$602m		Approximately $670m
Cash transaction, restructuring and integration costs	$220m	[15]	Approximately $150m

The outlook above is based on how segments will be reported in 2024. PokerStars US will be reported in the International segment, having been included in the US segment for 2023, in line with how the business is now managed. In the above table, 2023 numbers are shown on a 2024 comparable basis. 16

We are introducing 2024 guidance with the following expectations:

•

US: Revenue and Further Adjusted EBITDA mid-points of $6.0bn and $710m, representing year on year growth of 36.3% and 206.1% respectively. The phasing of revenue is expected to be broadly in line with the prior year, allowing for the prior year impact of sports results being favorable in Q2 and unfavorable in Q4. We expect cost of sales as a percentage of net revenue to be approximately 56.5% in 2024 and approximately 30.0% of Further Adjusted EBITDA to be generated in H1, with Q2 being higher than Q1 due to the timing of new state openings.

•

Group ex-US: Revenue and Further Adjusted EBITDA mid-points of $7.85bn and $1.73bn, representing year on year growth of 6.3% and 5.4% respectively. This includes a Further Adjusted EBITDA expectation of approximately $250m in Australia, reflective of the current market softness and increased taxes.

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at current foreign exchange rates, and (iii) on the basis of a consistent regulatory and tax framework.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Capital structure update

In August 2023, we outlined that we would consider the appropriate level of leverage for the Group given our plans to become US listed, as well as the positive cash flows and future profitability profile expected for the Group. Following extensive discussions with shareholders, the Board has confirmed that our medium-term target leverage ratio will increase to 2.0-2.5x (from previously disclosed 1.0x-2.0x3). In line with our approach in the past and given the expected improvement in Adjusted EBITDA profile of the Group, the Board will also allow flexibility for the leverage ratio to be higher than this range in support of value-creating acquisition opportunities.

Listing update

We were pleased to announce on January 29, 2024 that Flutter shares commenced trading on the NYSE under the ticker symbol: “FLUT” (CUSIP No.: G3643J 108). Flutter shares continue to trade on the London Stock Exchange (“LSE”) under the existing ticker symbol: “FLTR”. We announced our proposal to move our primary listing to the NYSE to the market here: https://flutter2024tf.q4web.com/rns/rns-details/2024/rns-61443/default.aspx. We believe that this will unlock long-term strategic and capital market benefits. Plans are on track for this proposal to be put to shareholders as a Special Resolution at the 2024 AGM on May 1, 2024. Subject to shareholder approval, the transition is expected to become effective on May 31, 2024.

Conference call:

Flutter management will host a conference call today at 10:30 a.m. GMT (6:30 a.m. ET) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 53722. Please dial in 10 minutes before the conference call begins.

+1 646 307 1963 (United States)

+44 20 3481 4247 (United Kingdom)

+353 1 582 2023 (Ireland)

+61 2 8088 0946 (Australia)

Forward-Looking Statements

This press release contains information that is forward-looking, including within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and which reflects the Company’s current views with respect to, among other things, its operations, its financial performance and its industry. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others, risks related to Flutter’s business, operations and financial performance, including its ability to effectively compete in the global entertainment and gaming industries, its ability to retain existing customers and to successfully acquire new customers, its ability to develop new product offerings, its ability to successfully acquire and integrate new businesses, its ability to maintain relationships with third-parties, its ability to maintain its reputation, and public sentiment towards online betting and iGaming generally; market and global conditions and economic factors beyond Flutter’s control, such as the potential impact of general economic conditions, including inflation, rising interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; risks related to licensing and regulation, including Flutter’s ability to obtain and maintain licenses with gaming authorities, adverse changes to the regulation of online betting and iGaming, the failure of additional jurisdictions to legalize and regulate online betting and iGaming, and Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; litigation and the ability to adequately protect Flutter’s intellectual property rights; the impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of the Company’s Amendment No. 1 to the Registration Statement on Form 20-F as filed with the Securities and Exchange Commission (“SEC”), on January 18, 2024, as such factors may be updated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with leading positions in markets across the world, including the US. Our ambition is to leverage our significant scale and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global competitive advantages of the Flutter Edge, which gives our brands access to group-wide benefits to stay ahead of the competition, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Tombola, Betfair, MaxBet, Junglee Games and Adjarabet. We are the industry leader with $11,790 million of revenue globally for fiscal 2023, up 25% YoY, and $3,312 million of revenue globally for the quarter ended December 31, 2023.

Contacts:

Investor Relations:	Media Relations:
Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Rob Allen, Corporate Communications
Liam Kealy, Investor Relations	Rupert Gowrley, Corporate Communications
Email: investorrelations@flutter.com	Email: corporatecomms@flutter.com

Notes

1.

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See “—“Item 5. Operating and Financial Review and Prospects—Key Operational Metrics” of the Company’s Amendment No. 1 to the Registration Statement on Form 20-F as filed with the Securities and Exchange Commission (“SEC”), on January 18, 2024 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

2.

Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Further Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Group Ex-US Further Adjusted EBITDA, Segment Further Adjusted EBITDA, Segment Further Adjusted EBITDA margin, Adjusted Free Cash Flows, Net Debt, Leverage Ratio, Constant Currency, Adjusted Net Profit Attributable to Flutter Shareholders and Adjusted Earnings Per Share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this document for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3.	Leverage ratio target as previously disclosed of 1-2x was calculated as IFRS Net Debt divided by IFRS Adjusted EBITDA.

4.

Payback is calculated as the projected average length of time it takes players to generate sufficient Adjusted gross profit to repay the original average cost of acquiring those players. Customer acquisition costs include the marketing and associated promotional spend incurred to acquire a customer. The projected Adjusted gross profit is based on predictive models considering inputs such as staking behavior, interaction with promotional offers and gross revenue margin. Projected Adjusted gross profit includes associated variable costs of revenue as well as retention generosity costs.

5.

Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to December 31, 2023 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR, market share of FanDuel and PokerStars US for the three months to December 31, 2023 in the states in which those brands were live, based on published gaming regulator reports in those states. Number one iGaming brand is based on GGR for January 2024 in published gaming regulator reports and external estimates by Eilers and Krejcik for competitor market share.

6.	Estimated UKI GGR market share of UK and Ireland for 2023.

7.	Consolidate and Invest markets within our International segment are Italy, Spain, Georgia, Armenia, Brazil, India, Turkey and Virtual Reality.

8.

IFRS Adjusted EBITDA Guidance of approximately £1,440m was issued November 9, 2023 for the Group Ex-US. See Reconciliations of non-GAAP financial measures for a breakdown of Adjusted EBITDA performance on an IFRS basis by segment.

9.	Estimated Australia market share GGR sportsbook share of Australian market for 2023.

10.

References to pro forma, refer to performance as if Sisal had been acquired as of January 1, 2022. The proforma financial information is for informative purpose only and is not indicative of the results of operations that would have been achieved if the Sisal acquisition has taken place as of January 1, 2022.

11.	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to specific segments.

12.

The net revenue margin and revenue information presented for the period from January 1 to March 17, 2024 as compared to the period from January 1 to March 17, 2023 should not be taken as an indication of expected results for the three months ended March 31, 2024, which may differ materially.

13.	Foreign exchange rates at March 20, 2024 assumed in our 2024 guidance were USD:GBP of 0.790, USD:EUR of 0.920 and USD:AUD of 1.530.

14.	Capital expenditure is defined payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.

15.

The cash impact of transaction fees and restructuring and integration costs, represents costs associated with (i) transaction fees related to the listing of Flutter’s ordinary shares in the U.S. and proposed primary listing move, (ii) advisory fees in connection with acquisitions, and (iii) costs arising from strategic initiatives to integrate acquisitions within the Group.

16.

See “PokerStars US 2024 Reporting reconciliation” section below for a reconciliation of US revenue, US Further Adjusted EBITDA, Group Ex-US revenue and Group Ex-US Further Adjusted EBITDA as reported in 2023 with PokerStars US within the US segment to the 2024 reporting basis with PokerStars US within the International segment which will be reflected in Q1 reporting.

Definitions of non-GAAP financial measures

This press release includes Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Further Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Group Ex-US Further Adjusted EBITDA, Adjusted Net Profit Attributable to Flutter Shareholders, Adjusted Earnings Per Share (“Adjusted EPS”), Segment Further Adjusted EBITDA, leverage ratio, Net Debt, Adjusted Free Cash Flow, constant currency and IFRS Adjusted EBITDA which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Further Adjusted EBITDA Margin, Adjusted Net Profit Attributable to Flutter Shareholders, Adjusted EPS, Segment Further Adjusted EBITDA, leverage ratio, Net Debt and Adjusted Free Cash Flow, are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, Further Adjusted EBITDA and Segment Further Adjusted EBITDA by translating prior-period revenue, Further Adjusted EBITDA and Segment Further Adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Adjusted EBITDA is defined on a Group basis as net profit/(loss) before income taxes; other (expense)/income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; legal settlements (loss contingencies), and impairment of PPE and intangible assets.

Further Adjusted EBITDA is defined as Adjusted EBITDA excluding share-based compensation.

Adjusted EBITDA Margin and Further Adjusted EBITDA Margin is Adjusted EBITDA and Further Adjusted EBITDA as a percentage of revenue, respectively.

Segment Further Adjusted EBITDA is defined as segment Adjusted EBITDA which is our segment measure of profit or loss excluding share-based compensation. Segment Further Adjusted EBITDA Margin is segment Adjusted Further Adjusted EBITDA as a percentage of revenue. From January 1, 2024, Adjusted EBITDA will exclude the cost of share-based compensation. We believe that this presentation is common practice in our industry and improves comparability of our results with those of our peers.

Group Ex-US Adjusted EBITDA is defined as Group Adjusted EBITDA excluding our US Segment Adjusted EBITDA.

Group Ex-US Further Adjusted EBITDA is defined as Group Ex-US Adjusted EBITDA excluding share-based compensation.

Adjusted Net Profit Attributable to Flutter Shareholders is defined as net profit/(loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; legal settlements (loss contingencies), gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss/(gain) on settlement of long-term debt, impairment of PPE and intangible assets, financing related fees not eligible for capitalization, gain from disposal of businesses and share-based compensation.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Further Adjusted EBITDA Margin, Segment Further Adjusted EBITDA, Group Ex-US Adjusted EBITDA, Group Ex-US Further Adjusted EBITDA, Adjusted net profit attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit/(loss), net profit/(loss) measures or earnings per share, or as alternatives to cash flows from operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

IFRS Adjusted EBITDA is defined on a Group basis as net profit/(loss) before income taxes; financial income; financial expense; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs and impairment of PPE and intangible assets.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA and Further Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	they do not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	they do not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Further Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	they are not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA and Further Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by Further Adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to Further Adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Adjusted Free Cash Flow is defined as net cash provided by operating activities excluding changes in operating assets and liabilities related to player deposits, investment and player deposit liabilities, cash paid for transaction fees and associated cost, restructuring fees and integration cost less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from adjusted free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Adjusted Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of Adjusted Free Cash Flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Consolidated Balance Sheets:

($ in millions except share and per share amounts)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$1,497	$966
Cash and cash equivalents – restricted	22	16
Player deposits – cash and cash equivalents	1,752	2,008
Player deposits – investments	172	167
Accounts receivable, net	90	116
Prepaid expenses and other current assets	443	703

Total current assets	3,976	3,976
Investments	9	11
Property and equipment, net	471	430
Operating lease right-of-use assets	429	452
Intangible assets, net	5,881	7,036
Goodwill	13,745	13,244
Deferred tax assets	24	47
Other non-current assets	100	62

Total assets	$24,635	$25,258

Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	$240	$248
Player deposit liability	1,786	2,110
Operating lease liabilities	123	110
Long-term debt due within one year	51	43
Other current liabilities	2,326	2,115

Total current liabilities:	4,526	4,626
Operating lease liabilities – non-current	354	384
Long-term debt	7,005	6,707
Deferred tax liabilities	802	919
Other non-current liabilities	580	502

Total liabilities	13,267	13,138
Redeemable non-controlling interests	1,152	929
Shareholders’ equity
Common share (Authorized 300,000,000 shares of €0.09 ($0.10) par value each; issued 2023: 177,008,649 shares; 2022: 176,091,902 shares)	36	36
Shares held by employee benefit trust, at cost 2023: nil, 2022: 1,396 shares	—	(1)
Additional paid-in capital	1,385	1,192
Accumulated other comprehensive loss	(1,483)	(1,782)
Retained earnings	10,106	11,590

Total Flutter shareholders’ equity	10,044	11,035
Non-controlling interests	172	156

Total shareholders’ equity	10,216	11,191

Total liabilities, redeemable non-controlling interests and shareholders’ equity	$24,635	$25,258

Consolidated Statement of Comprehensive Income/(Loss):

($ in millions except per share and per share amounts)

	Year ended December 31
	2023	2022	2021
Revenue	$11,790	$9,463	$8,308
Cost of Sales	(6,202)	(4,813)	(3,881)

Gross profit	5,588	4,650	4,427
Technology, research and development expenses	(765)	(552)	(634)
Sales and marketing expenses	(3,776)	(3,014)	(2,819)
General and administrative expenses	(1,596)	(1,172)	(1,423)

Operating loss	(549)	(88)	(449)
Other (expense) income, net	(157)	5	101
Interest expense, net	(385)	(212)	(215)

Loss before income taxes	(1,091)	(295)	(563)
Income tax expense	(120)	(75)	(194)

Net loss	(1,211)	(370)	(757)

Net gain/(loss) attributable to non-controlling interests and redeemable non-controlling interests	13	(1)	(13)
Adjustment of redeemable non-controlling interest to redemption value	(2)	63	179
Net loss attributable to Flutter shareholders	(1,222)	(432)	(923)
Net loss per share
Basic	(6.89)	(2.44)	(5.24)
Diluted	(6.89)	(2.44)	(5.24)
Other comprehensive income / (loss), before tax:
Effective portion of changes in fair value of cash flow hedges	(121)	80	26
Fair value of cash flow hedges transferred to the income statement	93	(72)	(11)
Foreign exchange (loss) / gain on net investment hedges	30	(145)	30
Foreign exchange gain / (loss) on translation of the net assets of foreign currency denominated entities	357	(896)	(673)
Fair value movements on available for sale debt instruments	5	(4)	(1)

Other comprehensive income / (loss)	364	(1,037)	(629)

Other comprehensive income / (loss) attributable to Flutter shareholders	299	(926)	(627)
Other comprehensive income / (loss) attributable to non-controlling interest and redeemable non-controlling interest	65	(111)	(2)

Total comprehensive income / (loss) for the year	$(847)	$(1,407)	$(1,386)

Consolidated Statement of Cash Flows

($ in millions)

	Year ended December 31,
Cash flows from operating activities	2023	2022	2021
Net loss	$(1,211)	$(370)	$(757)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	1,285	1,075	1,010
Impairment Loss	725	—	—
Change in fair value of derivatives	(7)	(152)	(141)
Non-cash interest (income) / expense, net	(12)	7	17
Non-cash operating lease expense	117	96	70
Unrealized foreign currency exchange (gain) / loss, net	(225)	196	101
Loss / (gain) on disposal	5	—	(16)
Share-based compensation – equity classified	180	132	63
Share-based compensation – liability classified	10	49	425
Other (expense) / income, net	163	(89)	69
Deferred taxes	(132)	(145)	(12)
Loss / (gain) on extinguishment of long-term debt	6	65	(130)
Change in contingent consideration	(2)	(6)	7
Change in operating assets and liabilities:
Player deposits	(1)	(72)	—
Accounts receivable	23	(12)	(17)
Prepaid expenses and other current assets	146	(97)	(41)
Accounts payable	(4)	(24)	(1)
Other current liabilities	366	207	(117)
Player deposit liability	(382)	376	80
Operating leases liabilities	(113)	(73)	(57)

Net cash provided by operating activities	937	1,163	553

Cash flows from investing activities
Purchases of property and equipment	(159)	(122)	(122)
Purchases of intangible assets	(175)	(100)	(85)
Capitalized software	(268)	(207)	(152)
Acquisitions, net of cash acquired	—	(2,095)	(70)
Proceeds from disposal of property and equipment	—	7	175

Net cash used in investing activities	(602)	(2,517)	(254)

Cash flows from financing activities
Proceeds from issue of common share upon exercise of options	13	9	18
Proceeds from issuance of long-term debt (net of transaction costs)	2,018	4,692	1,661
Repayment of long-term debt	(1,837)	(2,646)	(1,033)
Acquisition of non-controlling interests	(95)	(251)	—
Distributions to non-controlling interests	—	(7)	(23)
Payment of contingent consideration	—	(11)	(10)
Repurchase of common share	(212)	(3)	(252)

Net cash (used in)/provided by financing activities	(113)	1,783	361

Net increase in cash, cash equivalents and restricted cash	222	429	660
Cash, cash equivalents and restricted cash – beginning of year	2,990	2,681	2,151
Effect of foreign exchange on cash, cash equivalents and restricted cash	59	(120)	(130)

Cash, cash equivalents and restricted cash – end of year	$3,271	$2,990	$2,681

Consolidated Statement of Cash Flows (continued)

($ in millions)

	Year ended December 31,
Cash, cash equivalents and restricted cash comprise of:	2023	2022	2021
Cash and cash equivalents	$1,497	$966	$1,286
Cash and cash equivalents—restricted	22	16	10
Player deposits – cash and cash equivalents	1,752	2,008	1,385
Cash, cash equivalents and restricted cash – end of year	$3,271	$2,990	$2,681
Supplemental disclosures of cash flow information:
Interest paid	408	222	214
Income taxes paid	255	199	191
Non-cash investing and financing activities:
Purchase of intangible assets with accrued expense	—	21	—
Operating lease right-of-use assets obtained in exchange of operating lease liabilities	73	148	135
Adjustments to lease balances as a result of remeasurement	22	18	20
Business acquisitions (including contingent consideration)	—	—	24
Cancellation of Treasury Shares	—	—	60
Reduction in capital	—	—	13,631
Proceeds from issuance as part of debt restructuring	5,267	—	—
Principal amount of extinguishment as part of debt restructuring	4,622	—	—

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation:

See below a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Further Adjusted EBITDA and Further Adjusted EBITDA Margin to net loss, to the most comparable GAAP measure.

($ in millions)	Year Ended December 31,
	2023	2022
Net loss	$(1,211)	$(370)
Add back:
Income taxes	120	75
Other (expense)/income, net	157	(5)
Interest expense, net	385	212
Depreciation and amortization	1,285	1,076
Transaction fees and associated costs(1)	92	43
Restructuring and integration costs(2)	126	155
Legal settlements/(loss contingencies)(3)	—	(44)
Impairment of PPE and Intangible Assets(4)	725	—

Group Adjusted EBITDA	1,678	1,142

Less: US Adjusted EBITDA	65	(347)

Group ex-US Adjusted EBITDA	1,613	1,489

Group Revenue	11,790	9,463

Group Adjusted EBITDA Margin	14.2%	12.1%
Group Adjusted EBITDA	1,678	1,142
Add back:
Group share-based compensation expense	196	147

Group Further Adjusted EBITDA	$1,874	$1,289

Further Adjusted EBITDA Margin	15.9%	13.6%

1.

Fees primarily associated with (i) transaction fees related to the proposed listing of Flutter’s ordinary shares in the U.S. of $86 million for the year ended December 31, 2023 and (ii) Fox Option arbitration proceedings of $30 million and acquisition-related costs in connection with tombola and Sisal of $11 million for the year ended December 31, 2022.

2.

During the year ended December 31, 2023 costs of $126 million (year ended December 31, 2022: $155 million) primarily relate to various restructuring and other strategic initiatives to drive increased synergies arising primarily from the acquisitions of TSG and Sisal. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. The costs primarily include severance expenses, advisory fees and temporary staffing cost. Costs also include implementation costs of an enterprise resource planning system that could not be capitalized.

3.

During the year ended December 31, 2022, the settlement of two separate legacy The Stars Group (“TSG”) litigation matters resulted in the release of various legal provisions and an Income Statement credit of $44 million.

4.

In the fourth quarter of 2023, the Group recognized an intangible asset impairment loss of $725 million in sales and marketing expenses related to PokerStars trademark within the International segment. The impairment was primarily driven by an assessment of strategy and operational model aimed at maximizing the value of PokerStars’ proprietary poker assets consistent with our International segment strategy to combine global scale with local presence.

Further Adjusted EBITDA reconciliation, Segment and Group Ex-US:

See below a reconciliation of Group Ex-US and segment Adjusted EBITDA, Adjusted EBITDA Margin, Further Adjusted EBITDA and Further Adjusted EBITDA Margin to net loss, the most comparable GAAP measure.

Group Ex-US
($ in millions)	Year Ended December 31,
	2023	2022
Group Ex-US Adjusted EBITDA	$1,613	$1,489

Add back:
Share-based compensation expense	94	63

Group Ex-US Further Adjusted EBITDA	$1,707	$1,552

Revenue	7,306	6,277
Adjusted EBITDA Margin	22.1%	23.7%
Further Adjusted EBITDA Margin	23.4%	24.7%

US
($ in millions)	Year Ended December 31,
	2023	2022
US Adjusted EBITDA	$65	$(347)

Add back:
Share-based compensation expense	102	84

US Further Adjusted EBITDA	$167	$(263)

Revenue	4,484	3,187
Adjusted EBITDA Margin	1.4%	(10.9%)
Further Adjusted EBITDA Margin	3.7%	(8.2%)

UKI
($ in millions)	Year Ended December 31,
	2023	2022
UKI Adjusted EBITDA	$888	$757

Add back:
Share-based compensation expense	23	19

UKI Further Adjusted EBITDA	$911	$777

Revenue	3,047	2,664
Adjusted EBITDA Margin	29.1%	28.4%
Further Adjusted EBITDA Margin	29.9%	29.1%

Australia
($ in millions)	Year Ended December 31,
	2023	2022
Australia Adjusted EBITDA	$348	$477

Add back:
Share-based compensation expense	8	8

Australia Further Adjusted EBITDA	$356	$485

Revenue	1,447	1,558
Adjusted EBITDA Margin	24.1%	30.6%
Further Adjusted EBITDA Margin	24.6%	31.1%

International
($ in millions)	Year Ended December 31,
	2023	2022
International Adjusted EBITDA	$592	$395

Add back:
Share-based compensation expense	35	22

International Further Adjusted EBITDA	$627	$417

Revenue	2,812	2,055
Adjusted EBITDA Margin	21.1%	19.2%
Further Adjusted EBITDA Margin	22.3%	20.3%

Unallocated corporate overhead
($ in millions)	Year Ended December 31,
	2023	2022
Unallocated corporate overhead	$(215)	$(141)

Less:
Share-based compensation expense	28	14

Unallocated corporate overhead	$(187)	$(127)

PokerStars US 2024 reporting reconciliation

($ in millions)	FY 2023 as reported	PokerStars US	FY 2024 reporting basis
US revenue	4,484	(80)	4,404
US Further Adjusted EBITDA	167	65	232
Group Ex-Us	7,306	80	7,386
Group Ex-US Further Adjusted EBITDA	1,707	(65)	1,642

Adjusted Free Cash Flow reconciliation:

See below a reconciliation of Adjusted Free Cash Flow to net cash generated in operating activities, the most comparable GAAP measure.

	As of December 31,
($ in millions)	2023	2022
Net cash provided by operating activities	$937	$1,163
Less:
Change in player deposits	1	72
Change in player deposit liability	382	(376)
Add cash impact of:
Transaction fees and associated costs	83	32
Restructuring and integration costs	137	114
Less cash impact of:
Purchase of property and equipment	(159)	(122)
Purchases of intangible assets	(175)	(100)
Capitalized software	(268)	(207)

Adjusted Free Cash Flow	$938	$576

Net debt reconciliation:

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

	As of December 31,
($ in millions)	2023	2022
Long-term debt	$7,005	$6,707
Long-term debt due within one year	51	43

Total Debt	7,056	6,750
Add:
Transactions costs, premiums or discount included in the carrying value of debt	54	41
Less:
Unrealized foreign exchange on translation of foreign currency debt[1]	182	(151)
Cash and cash equivalents	(1,497)	(966)

Net debt	$5,795	$5,674

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Adjusted net profit attributable to Flutter shareholders:

See below a reconciliation of Adjusted net profit attributable to Flutter shareholders to net loss, the most comparable GAAP measure.

	As of December 31,
($ in millions)	2023	2022
Net loss	$(1,211)	$(370)
Add (Less):
Transaction fees and associated costs	92	43
Restructuring and integration costs	126	155
Legal settlements/loss contingencies	—	(44)
Impairment of PPE and Intangible Assets	725	—
Amortization of acquired intangibles	791	749
Accelerated amortization	30	—
Loss on settlement of long-term debt	6	65
Financing related fees not eligible for capitalization	29	9
Share-based compensation	196	147
Tax impact of above adjustments[1]	(150)	(199)

Adjusted net profit	$634	$556
Less:
Net loss attributable to non-controlling interests and redeemable non-controlling interests[2]	13	(1)
Adjustment of redeemable non-controlling interest	(2)	63

Adjusted net profit attributable to Flutter shareholders	$623	$494

Weighted average number of shares	177	177

1.	Tax rates used in calculated adjusted net profit attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net loss attributed to the non-controlling interest in Sisal and the redeemable non-controlling interest in FanDuel, Junglee and Adjarabet (2022).
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in Junglee and Adjarabet (2022) to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted Earnings Per Share reconciliation:

See below a reconciliation of Adjusted Earnings Per Share to net loss per share, the most comparable GAAP measure.

	As of December 31,
($ in millions)	2023	2022
Net loss per Flutter shareholders	$(6.89)	$(2.44)
Add (Less):
Transaction fees and associated costs	0.52	0.24
Restructuring and integration costs	0.71	0.88
Legal settlements/loss contingencies	—	(0.25)
Impairment of PPE and Intangible Assets	4.09	—
Amortization of acquired intangibles	4.46	4.24
Accelerated amortization	0.17	—
Loss on settlement of long-term debt	0.03	0.37
Financing related fees not eligible for capitalization	0.16	0.05
Share-based compensation	1.11	0.83
Tax impact of above adjustments[1]	(0.85)	(1.12)

Adjusted earnings per share	$3.51	$2.79

IFRS Adjusted EBITDA reconciliation:

See below a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Further Adjusted EBITDA and Further Adjusted EBITDA Margin to net loss, to the most comparable GAAP measure.

Year Ended December 31,
(in millions)	2023
Net loss	$(981)
Add back:
Income taxes	(125)
Financial income	(45)
Financial expense	676
Depreciation and amortization	1,448
Transaction fees and associated costs[1]	92
Restructuring and integration costs[2]	126
Impairment of PPE and Intangible Assets[3]	708

IFRS Group Adjusted EBITDA	$1,899

IFRS Group Adjusted EBITDA	£1,525
IFRS US Adjusted EBITDA	£81
IFRS Group Adjusted EBITDA ex-US	£1,444
IFRS UKI Adjusted EBITDA	£758
IFRS Australia Adjusted EBITDA	£288
IFRS International Adjusted EBITDA	£555
IFRS Unallocated corporate overhead	£(157)

1.	Fees primarily associated with transaction fees related to the proposed listing of Flutter’s ordinary shares in the U.S.
2.

Primarily relate to various restructuring and other strategic initiatives to drive increased synergies arising primarily from the acquisition of Sisal. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. The costs primarily include severance expenses, advisory fees and temporary staffing cost. Costs also include implementation costs of an enterprise resource planning system that could not be capitalized.

3.

In the fourth quarter of 2023, the Group recognized an intangible asset impairment loss related to PokerStars trademark within the International segment. The impairment was primarily driven by an assessment of strategy and operational model aimed at maximizing the value of PokerStars’ proprietary poker assets consistent with our International segment strategy to combine global scale with local presence.

Constant currency (‘CC’) growth rate reconciliation:

See below a reconciliation of constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

($ in millions)	As of December 31,
unaudited	2023	2022	YOY	2022	2022	YOY
Revenue				FX impact	CC	CC
US	4,484	3,187	40.7%	3	3,190	40.6%
UKI	3,047	2,664	14.4%	16	2,680	13.7%
Australia	1,447	1,558	(7.1%)	(68)	1,490	(2.8%)
International	2,812	2,055	36.8%	40	2,095	34.2%

Group	11,790	9,463	24.6%	(8)	9,456	24.7%

Group Ex-US	7,306	6,277	16.4%	(11)	6,266	16.6%

Adjusted EBITDA
US	65	(347)		—	(347)
UKI	888	757	17.2%	8	765	16.0%
Australia	348	477	(27.0%)	(24)	453	(23.1%)
International	592	395	49.8%	23	418	41.5%
Unallocated corporate overhead	(215)	(141)	52.7%	(4)	(145)	48.3%

Group	1,678	1,142	46.9%	3	1,144	46.6%

Group Ex-US	1,613	1,489	8.4%	3	1,492	8.2%

Further Adjusted EBITDA
US	167	(263)		1	(262)
UKI	911	777	17.3%	8	785	16.0%
Australia	356	485	(26.7%)	(24)	461	(22.8%)
International	627	417	50.4%	23	440	42.7%
Unallocated corporate overhead	(187)	(127)	47.2%	(4)	(131)	42.7%

Group	1,874	1,289	45.4%	3	1,292	45.1%

Group Ex-US	1,707	1,552	10.0%	2	1,554	9.8%